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                                                                EXHIBIT 10.10
                                     (LOGO)
                               ROCK-TENN COMPANY


                                August 24, 2000

PERSONAL AND CONFIDENTIAL
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Mr. David C. Nicholson
568 Haralson Drive
Lilburn, Georgia 30047

         Re:  Severance Agreement
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Dear Dave:

         On behalf of Rock-Tenn Company ("Rock-Tenn"), this will set forth our agreement regarding the termination of your employment with Rock-Tenn. For purposes of this Agreement, "Rock-Tenn" shall be deemed to include both Rock-Tenn and all of its direct and indirect subsidiaries and divisions. The parties agree as follows:

1. You and Rock-Tenn agree that your employment with Rock-Tenn will terminate effective at the close of business on August 18, 2000.

2. Your employment will continue through August 18, 2000 and you will continue to receive your current salary through such date plus the amount of salary you would have been paid from that date through September 30, 2000, less all applicable federal, state and local taxes and withholdings. You will receive your fiscal year 2000 Rock-Tenn Bonus Plan payment to the extent earned for fiscal 2000. From the date hereof through August 18, 2000, you will report to Mr. Jim Rubright and perform such duties as he determines. You agree that you will maintain a positive attitude and will not make disparaging remarks of any nature whatsoever regarding Rock-Tenn or its employees.

3. As severance, Rock-Tenn agrees to pay you a lump sum amount equal to your current annual salary, $248,000.00, less an amount to cover normal employee contributions for insurance coverage contemplated in Paragraph 4 below.
     The salary severance payment, which will be paid eight (8) days following your execution of this Agreement, will be made



               P.O. Box 4098 . Norcross, GA 30091 . 770-448-2193
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Mr. David C. Nicholson
August 24, 2000
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     less all applicable federal, state and local taxes and withholdings. The payments shall be in full satisfaction of all obligations of any kind or description which Rock-Tenn has, or might have, to you except for the payment of benefits due after termination of your employment under the terms of any employee benefit plan in which you participate and which is subject to the Employee Retirement Income Security Act of 1974, as amended, and the Company's other obligations under this Agreement. Any such benefits shall be payable to you pursuant to the terms of any such plan on the same basis as benefits are payable to any other participant in such plan. This release does not apply to any rights you may have pursuant to COBRA to continue medical coverage at your own expense after September 30, 2001.

4. Rock-Tenn will continue its medical, dental and life insurance plans for you and your eligible dependents through the severance period ending September 30, 2001. In the event that you accept new employment prior to September 30, 2001, your insurance coverage under this Paragraph 4 will end no later than ninety days following the commencement of such employment if such insurance is available through such employment. In the event that your insurance coverage under this Paragraph 4 is ended prior to September 30, 2001, you will be reimbursed for any unused portion of your employee contributions that were deducted pursuant to Paragraph 3 hereof.

5. As of October 1, 2001 or such earlier date as your insurance coverage under Paragraph 4 ends, you will be eligible for COBRA insurance coverage. If you elect to continue coverage under COBRA, you shall be solely responsible for the payment of premiums with respect to such coverage.

6. Rock-Tenn agrees to provide you with outplacement assistance through Drake Beam Morin for executive job search assistance and support. If you prefer and choose to use another outplacement agency, Rock-Tenn agrees to reimburse you up to an amount equal to $14,000 for outplacement assistance.

7.   Except for the compensation provided for herein, any vested accrued pension benefits, vested Supplemental Executive Retirement Plan (SERP) benefits, vested 401(k) benefits and your rights under COBRA (and any similar law), you herby
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Mr. David C. Nicholson
August 24, 2000
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     waive and relinquish all benefits and compensation whatsoever, whether accrued or contingent, arising out of or in connection with your employment with Rock-Tenn.

8. In return for the payments and actions of Rock-Tenn set out in this Agreement which, as you know, are in excess of those to which you would otherwise be entitled, you agree that you will release and covenant not to sue Rock-Tenn, its successors, agents, corporate affiliates, officers, directors and other employees from any and all claims, demands, liabilities, damages, costs (including attorneys' fees) and obligations of any kind in your favor (known or unknown) which arise out of your employment with or separation of employment with Rock-Tenn. This includes, but is not limited to, claims under the Age Discrimination in Employment Act of 1967; the Americans With Disabilities Act of 1990; Title VII of the Civil Rights Act of 1964; The Rehabilitation Act of 1973; 42 U.S.C. Section 1981 and 1983; and other federal, state, or local laws including, but not limited to, claims for breach of contract or wrongful discharge under state laws. This release does not apply to claims, if any, for which releases are prohibited by applicable law or which arise after the date you sign this Agreement. Rock-Tenn and its agents expressly deny that they have any liability to you, and this Agreement should not be construed as an admission of any such liability. You are advised to consult with an attorney before signing this Agreement.

9. You acknowledge that during the term of your employment by Rock-Tenn, you may have acquired knowledge of confidential and proprietary information regarding, among other things, Rock-Tenn's present and future operations, its customers and suppliers, pricing and bidding strategies, and the methods used by Rock-Tenn and its employees. You hereby agree that you will hold in a fiduciary capacity for the benefit of Rock-Tenn, and shall not directly or indirectly use or disclose any Trade Secret, as defined hereinafter, that you may have acquired during the term of your employment by Rock-Tenn for so long as such information remains a Trade Secret. The term "Trade Secret" as used in this Agreement shall mean information including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product
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Mr. David C. Nicholson
August 24, 2000
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     plans, or a list of actual or potential customers or suppliers which:

     i. derives economic value, actual or potential from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

     ii. is the subject of reasonable efforts by Rock-Tenn to maintain its secrecy.

     In addition to the foregoing and not in limitation thereof, you agree that for a period of two (2) years after the separation of your employment by Rock-Tenn, you will hold in a fiduciary capacity for the benefit of Rock-Tenn and shall not directly or indirectly use or disclose, any Confidential or Proprietary Information, as defined hereinafter, that you may have acquired (whether or not developed or compiled by you and whether or not you were authorized to have access to such Information) during the term of, in the course of, or as a result of your employment by Rock-Tenn. The term "Confidential or Proprietary Information" of Rock-Tenn shall mean proprietary information not otherwise included in the definition of "Trade Secret" above. The term "Confidential and Proprietary Information" does not include information that has become generally available to the public by the act of one who has the right to disclose such information.

10. Except for information that needs to be conveyed to your tax and legal advisors, you and your family members have kept and will continue to keep all terms of this Agreement confidential, including the fact that this Agreement exists. In addition, you agree that neither you nor any of your family members will make any disparaging remarks, comments or allegations regarding Rock-Tenn or any of its employees. In the event that the covenants contained in Paragraphs 9 or this Paragraph 10 are violated, you agree to pay to Rock-Tenn as liquidated damages an amount equal to the severance payments made to you under Paragraph 3 hereof.

11.  You agree and acknowledge that, if a violation of any covenant contained in Paragraph 9 occurs or is threatened, such violation or threatened violation will cause irreparable injury to Rock-Tenn, that the remedy at law for any such violation or threatened violation will be inadequate and that Rock-Tenn shall be entitled to
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Mr. David C. Nicholson
August 24, 2000
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     appropriate equitable relief, including, without limitation, an injunction against any breach by you of such provisions. Should it be held at any time by any court that any of the agreements set forth in Paragraphs 9 or 10 of this Agreement are invalid or unenforceable in any respect, you agree that such court may impose, upon the motion of Rock-Tenn, any lesser restrictions that it may consider appropriate to protect the interests of Rock-Tenn, and the remaining terms of this Agreement shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

12. The provisions included in this Agreement constitute the entire agreement between you and Rock-Tenn, and no other agreement shall have any force or effect unless it is reduced to writing and signed by both parties.

13. You hereby acknowledge and represent that you have been offered a period of at least twenty-one (21) days to consider the terms of this Agreement, Rock-Tenn has advised you in writing to consult with an attorney prior to signing this Agreement, and you have received valuable and good consideration to which you are not otherwise entitled in exchange for your signing this Agreement.

14. This Agreement, the rights and obligations of you and Rock-Tenn, and any claims or disputes relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, not including the choice-of-law rules thereof.

15. In the event that any provision, paragraph, covenant, or clause of this Agreement is held to be unenforceable or invalid for any reason by a court of competent jurisdiction or otherwise, the validity of the remaining provisions, paragraphs, covenants, or clauses of this Agreement shall not be affected and the invalid or unenforceable provision, paragraph, covenant, or clauses shall be deemed not to be a part of this Agreement.


                                   Sincerely,

                                   /s/ JAMES A. RUBRIGHT
                                   ---------------------
                                   James A. Rubright
                                   Chief Executive Officer
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Mr. David C. Nicholson
August 24, 2000
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I knowingly and voluntarily accept the terms of this Agreement set forth above.
I understand that I have the right to revoke this Agreement during the seven
(7) days following the date that I have signed this Agreement (set forth below) and that this Agreement (including my rights to receive payments under this Agreement) will not go into effect or be enforceable until the seven (7) day period expires. I further understand that any amounts due to be paid to me under this Agreement will not become payable to me until the seven day period expires and this Agreement becomes effective.


Signature:    /s/ DAVID C. NICHOLSON
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           David C. Nicholson

Date:     8/24    , 2000
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